Exhibit 10.2

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (“Settlement Agreement”) is entered into as of September l5, 2003, by and between Daniel Jochnowitz (“JOCHNOWITZ”) and ZiLOG, Inc. (“ZiLOG”). All references in this Settlement Agreement to a “Party” or “the Parties” shall refer only to a party or the parties to this Settlement Agreement.

RECITALS

A. In or about June 2001, JOCHNOWITZ commenced employment with ZiLOG in the position of Vice President, General Counsel and Secretary. The Parties executed a written employment agreement dated as of May 14, 2002 (the “Employment Agreement”) memorializing the terms of JOCHNOWITZ’s employment.

B. On or about May 2, 2003, ZiLOG terminated JOCHNOWITZ’s employment.

C. On or about June 6, 2003, JOCHNOWITZ filed a Demand for Arbitration Before JAMS (the “Arbitration Demand”) against ZiLOG. JOCHNOWITZ’s legal claims, and the underlying factual allegations which, without limitation, are set forth in the Arbitration Demand, are referred to herein as the “JOCHNOWITZ Claims.”

D. ZiLOG filed an Answer to the Arbitration Demand, denying generally all allegations, and raising various affirmative defenses. ZiLOG has denied and continues to deny each and every one of the JOCHNOWITZ Claims, without exception

E. The Parties now wish to resolve all differences between them and hereto have determined to enter into this Settlement Agreement to settle and resolve any and all disputes concerning the allegations in the Arbitration Demand, including but not limited to those concerning JOCHNOWITZ’s employment with ZiLOG, and those concerning the Employment Agreement.

NOW THEREFORE and in consideration of the mutual covenants and obligations set forth herein, the adequacy and sufficiency of which are acknowledged, the Parties hereby agree in good faith as follows:

EXECUTION OF SETTLEMENT AGREEMENT

1. JOCHNOWITZ will deliver to ZiLOG an executed version of this Settlement Agreement and an executed Request for Dismissal with Prejudice of the Arbitration Demand in its entirety (these documents are collectively referred to as the “Settlement Documents”). ZiLOG may not file the dismissal with the JAMS Arbitrator, San Jose locale until after it has executed this Settlement Agreement and delivered the Settlement Payment in accordance with paragraph 2 below.

SETTLEMENT PAYMENT

2. Eight (8) calendar days after receiving the Settlement Documents, ZiLOG shall deliver in person at a time during normal business hours to be agreed between ZiLOG and JOCHNOWITZ a check made payable to “Daniel M. Jochnowitz” in the amount of $184,034.00, less only legally required withholdings (the “Settlement Payment”). The Settlement Payment represents 10 months salary, based on Mr. JOCHNOWITZ’s salary as of May 2, 2003 and a lump sum payment of $13,200 which the Parties agree will reimburse JOCHNOWITZ for medical benefits for one year. JOCHNOWITZ agrees and acknowledges that the lump sum payment for medical benefits is based on a good faith estimate of the amount of the cost of the medical benefits and will not be readjusted under any circumstances.

3. JOCHNOWITZ agrees that, with the exception of the payments described in this Settlement Agreement, as of the effective date of this Settlement Agreement, he has been paid all compensation and received all benefits from ZiLOG to which he was, and/or is entitled as a result of, or arising from, his employment at ZiLOG including without limitation any and all wages and/or benefits.

4. JOCHNOWITZ acknowledges that payment of the Settlement Payment described above is not required by any of ZiLOG’s policies and/or procedures, but is instead the result of good faith negotiation between the Parties.

WARRANTIES

5. JOCHNOWITZ agrees that his employment relationship with ZiLOG ended on May 2, 2003, and further acknowledges that he has been paid all compensation and received all benefits to which he was, and/or is entitled as a result of, or arising from, his employment at ZiLOG or the Employment Agreement, including without limitation any and all wages and/or benefits. JOCHNOWITZ agrees and acknowledges that he has not suffered any type of industrial or work-related injury as a result of his employment with ZiLOG and that he is not entitled to any workers’ compensation benefits by reason of the same. ZiLOG shall instruct each of its officers and its Human Resources Department that if they receive any inquiries concerning JOCHNOWITZ’s employment at ZiLOG, they will only confirm JOCHNOWITZ’s position at ZiLOG, the dates of his employment and his salary. JOCHNOWITZ agrees and acknowledges that he will not initiate contact with any ZiLOG employees at his/her/their company assigned telephone numbers or through company domain names unless the communication involves legitimate company-related business. Any discussions relating to the Settlement Agreement, the negotiations relating thereto or the fact, or amount, of the Settlement Payment do not constitute legitimate company-related business.

6. JOCHNOWITZ agrees and warrants that, with the sole exception of the Arbitration Demand, as of the time of execution of this Settlement Agreement, he has not filed any complaints, charges, applications, grievances, or lawsuits against ZiLOG with any governmental agency or court, including, but not limited to, the Securities Exchange Commission, Department of Fair Employment and Housing, the United States Equal

Employment Opportunity Commission, the Division of Labor Standards Enforcement, the California Superior Court or the United States District Court, or in any other forum whatsoever.

7. Each Party warrants and represents that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or portion thereof, or interest therein, which such Party may have against the other Party. Each Party agrees to indemnify, defend and hold the other Party harmless from and against any and all claims, based on or arising out of any such assignment or transfer, or purported assignment or transfer of any claims or portion thereof or interest therein.

8. ZiLOG warrants and represents that it will defend and indemnify JOCHNOWITZ, including reasonable attorney fees, for any and all claims, actions, or lawsuits made and/or filed against him for actions taken and/or conduct arising out of the course and scope of his duties as an officer of ZiLOG to the same and to the fullest extent provided for the officers and directors of ZiLOG under its Articles of Incorporation, its bylaws, any agreement and/or any insurance policy.

9. Each Party warrants and acknowledges that it is solely responsible for any and all attorney fees and/or other costs that it incurred with respect to the dispute regarding the Employment Agreement or the Arbitration Demand, including, without limitation, this Settlement Agreement; provided that ZiLOG specifically warrants and acknowledges that it is solely responsible for any and all costs associated with the arbitrator and the arbitration under JAMS.

RELEASES

10. RELEASE BY JOCHNOWITZ

Except for obligations created herein, JOCHNOWITZ on behalf of himself, his agents, spouse, heirs, assigns, attorneys and representatives, hereby irrevocably and unconditionally releases, acquits and forever discharges ZiLOG, and each of its owners, parents, subsidiaries, predecessors, successors, affiliates, administrators, representatives, executors, assigns, and insurers and each and all off their agents, directors, officers, employees, former employees, representatives, attorneys, partners, and stockholders, and all persons acting by, through, under, or in concert with any of them, (collectively, the “ZiLOG Releasees”) from any and all Arbitration Demands, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, judgments, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent (“JOCHNOWITZ Claim” or “JOCHNOWITZ Claims”) which JOCHNOWITZ now has, owns, holds, or claims to have, claims to own, or claims to hold, or which JOCHNOWITZ at any time heretofore had, owned, held or claimed to have, claimed to own, or claimed to hold, or which JOCHNOWITZ at any time hereafter may have, own, hold or claim to have, claim to own, or claim to hold, against the ZiLOG Releasees through the date of the execution of this Settlement Agreement, including, without limitation, any and all Claims asserted in his Arbitration

Demand, and further including, without limitation, any and all claims which might arise, or might have arisen, against the ZiLOG Releasees, under any contract or policy, whether such contract or policy is written or oral, express or implied, and any claims based upon any federal, state or local common law, statutes, orders or regulations including, but not limited to, those prohibiting discrimination on account of race, color, creed, religion, sex, sexual harassment, national origin, age (including the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended), handicap or mental or physical disability, perceived handicap or perceived mental or physical disability, marital status, height, weight or sexual preference or orientation including, but not limited to, the California Fair Employment and Housing Act, Cal. Gov’t Code §§ 12900 et seq., 42 U.S.C. §§ 2000e et seq. (“Title VII”), the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq. (“ADA”), the California Moore—Brown—Roberti Family Rights Act, Cal. Govt Code § 12945.2, the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq., Labor Code §§ 132a 1101, 1102 and 1102.2, the Workers’ Compensation Act, Labor Code §§ 3600 et seq., Section 806 of the Sarbanes Oxley Act, 15 U.S.C. § 7201 et seq., and/or any claims arising under any federal or state labor law.

10. RELEASE BY ZiLOG

Except for obligations created herein, ZiLOG on behalf of itself, its officers, directors, owners, agents, parents, subsidiaries, predecessors, successors, affiliates, administrators, representatives, executors, and assigns hereby irrevocably and unconditionally releases, acquits and forever discharges JOCHNOWITZ and each of his agents, spouse, heirs, assigns, attorneys and representatives (collectively, the “JOCHNOWITZ Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, judgments, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent (“ZiLOG Claim” or “ZiLOG Claims”) which ZiLOG now has, owns, holds, or claims to have, claims to own, or claims to hold, or which ZiLOG at any time heretofore had, owned, held or claimed to have, claimed to own, or claimed to hold, or which ZiLOG at any time hereafter may have, own, hold or claim to have, claim to own, or claim to hold, against the JOCHNOWITZ Releasees through the date of the execution of this Settlement Agreement, including, without limitation, (a) the Employment Agreement, (b) JOCHNOWITZ’S employment with ZiLOG, (c) any alleged violation of any of JOCHNOWITZ’S legal or ethical obligations or (d) the Arbitration Demand and further including, without limitation, any and all claims which might arise, or might have arisen, against the JOCHNOWITZ Releasees, under any contract or policy, whether such contract or policy is written or oral, express or implied, and any claims based upon any federal, state or local common law, statutes, orders or regulations.

WAIVER OF CALIFORNIA CIVIL CODE SECTION 1542

11. In furtherance of this intention, the Parties acknowledge that they are familiar with Section 1542 of the California Civil Code which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT NOW KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The Parties hereby waive and relinquish every right or benefit which they may have under Section 1542 of the California Civil Code to the extent that they may lawfully waive such right or benefit pertaining to the subject matter of this Settlement Agreement. In connection with such waiver and relinquishment, the Parties acknowledge that they are aware that they may hereafter discover facts in addition to, or different from those which they now know or believe to be true with respect to the subject matter of this Settlement Agreement, but that it is their intention hereby fully, finally and forever to settle and release all released matters. In furtherance of such intention, the releases given herein shall be and remain in effect as complete releases, notwithstanding the discovery or existence of any such additional facts. JOCHNOWITZ expressly acknowledges that this Settlement Agreement is intended to include in its effect, without limitation, all JOCHNOWITZ Claim or Claims, which JOCHNOWITZ does not know or suspect to exist in his favor at the time of execution hereof, and that this Settlement Agreement contemplates the extinguishment of any such JOCHNOWITZ Claim or Claims. ZiLOG expressly acknowledges that this Settlement Agreement is intended to include in its effect, without limitation, all ZiLOG Claim or Claims, which ZiLOG does not know or suspect to exist in its favor at the time of execution hereof and that this Settlement Agreement contemplates the extinguishment of any such ZiLOG Claim or Claims.

NO ADMISSION OF LIABILITY.

12. This Settlement Agreement shall not be construed as an admission by ZiLOG or any current or former employee or agent of ZiLOG that they have acted wrongfully with respect to JOCHNOWITZ or any other person(s) or at all or that JOCHNOWITZ has or had any valid claims whatsoever against ZiLOG either directly or as a consequence of any actions of ZiLOG’s current or former employees and ZiLOG specifically disclaims any liability to and denies any wrongful acts against JOCHNOWITZ.

13. This Settlement Agreement shall not be construed as an admission by JOCHNOWITZ that he has acted wrongfully with respect to ZiLOG or any other person(s) or at all or that ZiLOG has or had any valid claims whatsoever against JOCHNOWITZ and JOCHNOWITZ specifically disclaims any liability to and denies any wrongful acts against ZiLOG or any other person(s).

REPRESENTATIONS

14. The Parties represent and warrant that they have full and complete authority to enter into and execute this Settlement Agreement under the terms set forth herein.

15. The Parties represent that they have each read this Settlement Agreement, and each is fully aware of and understands all of its terms and the legal consequences thereof. The Parties represent that they have consulted or have had the opportunity to consult with and have received or have had the opportunity to receive advice from independent legal counsel in connection with their review and execution of this Settlement Agreement.

16. The Parties represent and acknowledge that this Settlement Agreement was negotiated at “arms length,” and that in executing this Settlement Agreement they do not rely, and have not relied, upon any representation or statement not set forth herein, or any made by any Party hereto, or any Party’s agents, attorneys, or representatives with regard to the subject matter, basis or effect of this Settlement Agreement, or otherwise, and indeed both Parties acknowledge that they may not have entered into this Settlement Agreement had they known information of which they are unaware, but that they each have nonetheless determined to resolve this matter through a settlement.

17. Each Party represents and warrants that neither the execution nor the compliance with the terms of this Settlement Agreement will (i) to the best of such Party’s knowledge, conflict with any existing provision of applicable law or any existing order, rule, regulation, judgment or decree of any court, arbitrator or agency of government, (ii) violate, conflict with, breach or constitute a default under any term, provision or condition of any obligation or instrument to which such Party is a party, or (iii) to the best of such Party’s knowledge, violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Party.

18. CONFIDENTIALITY

a. As an inducement and material term of this Settlement Agreement, JOCHNOWITZ represents and warrants that, as of the time he signs this Settlement Agreement, he has not disclosed the financial terms of this Settlement Agreement, or any financial offer made by the Company in the negotiations leading thereto, to anyone other than his attorneys and spouse, parents, siblings and further represents and warrants that he has instructed these individuals that they are not to mention this Settlement Agreement or its financial terms to anyone else except as specified in this Settlement Agreement, and to the best of his knowledge, that such individuals have not made any such prohibited disclosure, and that he accepts responsibility under this Settlement Agreement for any such disclosure by them. JOCHNOWITZ, on behalf of himself and his counsel, agrees that he will keep this Settlement Agreement, its terms and the negotiation thereof strictly and completely confidential, including the fact that he received a monetary amount and the amount of the Settlement Payment (the “Confidential Information”). JOCHNOWITZ’s disclosure of any Confidential Information, except as expressly permitted in subparagraphs (i), (ii), (iii) and (iv) immediately below, does and will constitute a material breach of the Settlement Agreement. JOCHNOWITZ expressly agrees that he will not disclose the Confidential Information to any person or entity, except as follows:

(i) The amount of the Settlement Payment may be disclosed to JOCHNOWITZ’s lawyers, accountants, or financial professionals for normal accounting and tax preparation, as long as such lawyers, accountants and financial professionals agree and are instructed that the confidentiality of the Confidential Information must be maintained;

(ii) JOCHNOWITZ’s spouse, parents and siblings;

(iii) As required by law to respond to a properly served subpoena or otherwise, in which event JOCHNOWITZ agrees to promptly notify ZiLOG of the subpoena and, to the extent reasonably possible, afford ZiLOG, at its sole cost, time to seek a protective order or other such relief before any information or documents are disclosed or produced by JOCHNOWITZ;

(iv) the lawyers and relevant staff of JOCHNOWITZ’s current counsel.

b. Except as specified in subparagraph (i)-(iv), above, under no circumstances will JOCHNOWITZ disclose any Confidential Information to outside advisors other than those set forth above. Further, JOCHNOWITZ will instruct his outside advisors that they are prohibited from disclosing to any person or entity any Confidential Information in their possession and from using any Confidential Information. for any purpose. All papers in the custody or control of JOCHNOWITZ and his counsel containing, referring, or relating to the Confidential Information (including but not limited to, correspondence, notes, or other documents generated during negotiations) are expressly governed by this confidentiality provision, and must be held in strictest confidence.

c. JOCHNOWITZ and his attorneys Newton, Kastner & Remmel will not voluntarily make any statements regarding the resolution of this matter to any person, entity, agency and/or business that is not a Party to this Settlement Agreement, except that if JOCHNOWITZ and/or Newton, Kastner & Remmel are asked they may only say that “the matter has been resolved.”

d. ZILOG agrees, on behalf of itself and its officers that it will keep the Confidential Information strictly and completely confidential, and will not voluntarily make any statements regarding the resolution of this matter to any person, entity, agency and/or business that is not a party to this Settlement Agreement, except that it may divulge information to the individuals charged with implementing the Settlement Payment to JOCHNOWITZ. ZiLOG’s disclosure of any Confidential Information, except as expressly permitted in this Settlement Agreement does and will constitute a material breach of the Settlement Agreement. ZiLOG represents and warrants that the parties to whom disclosure is permitted under this paragraph have been or will be instructed that they are not to mention this Settlement Agreement or its financial terms to anyone else except as specified in this Settlement Agreement, and to the best of its knowledge, that such parties have not made any such prohibited disclosure and that it accepts responsibility under this Settlement Agreement for any such disclosure by them. ZILOG and its officers and any employee that has been officially advised, or otherwise been made aware by an officer of ZiLOG (collectively, the “Involved Employee”), of the matters addressed in this Settlement Agreement, will not voluntarily make any statements regarding the resolution of this matter to any person, entity, agency and/or business that is not a party to this Settlement Agreement, except that if any such officer or Involved Employee is asked, it may only say that “the matter has been resolved.”

DISPARAGING REMARKS

19. ZiLOG, and each of its officers shall not make (a) any remarks or comments with respect to (i) JOCHNOWITZ’s termination or the basis for such termination, (ii) his abilities or qualifications as an officer, member of senior management or attorney or (iii) his performance during his employment at ZiLOG or (b) any other disparaging or derogatory remark that could reasonably be expected to have an adverse impact on JOCHNOWITZ’s career or ability to get a job. JOCHNOWITZ shall not make any disparaging or derogatory remarks or comments with respect to ZiLOG. Any breach of this paragraph 19 by a Party does and will constitute a material breach by such Party of the Settlement Agreement.

APPLICABLE LAW

20. This Settlement Agreement shall be governed by and interpreted, construed and enforced pursuant to the laws of the State of California, notwithstanding any provisions relating to the conflict of laws.

NO ORAL WAIVER OR MODIFICATION

21. No waiver or modification of any of the provisions of this Settlement Agreement or of any breach thereof shall constitute a waiver or modification of any other provision or breach, whether or not similar; nor shall any such waiver or modification constitute a continuing waiver. No waiver or modification shall be binding unless executed in writing by the Party making the waiver or modification.

ENTIRE AGREEMENT

22. This Settlement Agreement constitutes the entire agreement made by and between the Parties pertaining to the subject matter hereof, and fully supersedes any and all prior or contemporaneous understandings, representations, warranties, and agreements made by the parties hereto or their representatives pertaining to the subject matter hereof. The Parties have not relied upon any facts, statements or the failure by any party to make statements or disclose facts in entering into this agreement. No extrinsic evidence whatsoever may be introduced in any judicial proceeding involving the construction or interpretation of this Settlement Agreement.

FURTHER ASSURANCES

23. Each of the Parties hereto agrees to execute and deliver all such further documents consistent herewith and to take all such further actions as may be reasonably requested by any other Party to effectuate fully the terms and provisions of this Settlement Agreement, provided such documents or actions do not materially limit, reduce or impair the rights or increase the obligations of the Party upon whom such request is made, and, provided further, that complying with any such request shall not be at the expense of the requested Party. Warranties, representations, agreements, and obligations contained in this Settlement Agreement shall survive the execution and delivery of this Settlement Agreement and shall survive any and all performances in accordance with this Settlement Agreement.

BINDING ON SUCCESSORS

24. This Settlement Agreement and the obligations hereunder shall inure to the benefit of, and shall be binding upon, each of the Parties hereto and their successors.

SEVERABILITY

25. Each provision of this Settlement Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Settlement Agreement shall be held to be invalid, illegal, or unenforceable, this shall not effect any other provisions, which shall remain fully valid and enforceable.

26. BINDING ARBITRATION

a. The Parties agree to submit to binding arbitration to resolve any and all disputes concerning or arising under this Settlement Agreement, including but not limited to disputes concerning the interpretation, validity or effect of this Settlement Agreement, or a claim for breach of the Settlement Agreement. The arbitration shall take place in San Jose, California, and shall be administered by the Judicial Arbitration and Mediation Services (“JAMS”) in accordance with the then current JAMS rules and procedures. The Parties agree the Honorable John A. Flaherty (Ret.) shall be the arbitrator. If Judge Flaherty is unavailable, the arbitrator shall be selected in accordance with the then current JAMS rules and procedures. The Parties shall pay an equal share of the administrative costs and arbitrator’s fees. Otherwise, each Party shall pay all of its own fees and costs, including but not limited to attorney, expert, witness, and other fees that may be associated with the arbitration.

b. The arbitrator may not modify or change the Settlement Agreement in any way, unless any provision is found to be unenforceable, in which case the arbitrator may sever it in accordance with the terms of paragraph 25. In conducting the arbitration and rendering a final decision, the arbitrator shall be required to follow the applicable law.

ATTORNEYS FEES

27. In the event of any dispute concerning or arising under this Settlement Agreement, including but not limited to disputes concerning the interpretation, validity or effect of this Settlement Agreement, or a claim for breach of the Settlement Agreement, the prevailing Party shall be entitled to its reasonable attorneys’ fees incurred in such action.

NOTICES

28. Any notices or other communications to any Party contemplated by this Settlement Agreement shall be made as follows:

To Daniel Jochnowitz

1375 McKendrie Street

San Jose, CA 95126

To ZiLOG, Inc.

c/o its General Counsel

532 Race Street

San Jose, CA 95126

29. The Parties have cooperated in the drafting and preparation of this Settlement Agreement. If any construction is to be made of this Settlement Agreement, it shall not be construed against any Party based on any claim that any one of the Parties was the sole or primary drafts person of this Settlement Agreement.

30. JOCHNOWITZ hereby agrees and represents that he understands that by executing this Settlement Agreement he is releasing all claims he may have against ZiLOG arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (“ADEA”). JOCHNOWITZ acknowledges that, before signing this Settlement Agreement, he was entitled to twenty-one (21) full calendar days to consider the terms of this Settlement Agreement, but, in signing this Settlement Agreement, specifically waives that twenty-one (21) full calendar days consideration period. JOCHNOWITZ also acknowledges that ZiLOG has advised him to consult with an attorney, and that he has in fact consulted with an attorney, concerning this Settlement Agreement in general, and in particular with respect to JOCHNOWITZ’s release of claims under the ADEA. JOCHNOWITZ further acknowledges that, following his signing of this Settlement Agreement, he is entitled to seven (7) full calendar days to revoke his release of any claims under the ADEA—which seven (7) day period is non-waivable (the “Revocation Period”). Accordingly, this Settlement Agreement shall not become effective or enforceable until the Revocation Period has expired. In the event JOCHNOWITZ revokes his release of his ADEA claims within the Revocation Period, at ZiLOG’s election the entire Settlement Agreement may become null and void in its entirety and any and all of ZiLOG’s obligations hereunder, including, specifically, any obligation to tender the Settlement Payment may expire and become null and void.

COUNTERPARTS

31. This Settlement Agreement may be executed and delivered in separate counterparts, each of which, when so executed and delivered, shall be an original, but such counterparts together shall constitute but one and the same instrument and agreement. Facsimile signatures shall be effective and shall have the same force and effect as original signatures.

THE UNDERSIGNED HAVE READ AND UNDERSTAND THE TERMS AND CONDITIONS OF THE FOREGOING SETTLEMENT AGREEMENT AND RELEASE, AND THE PARTIES SPECIFICALLY ACKNOWLEDGE THAT EACH HAS CONSULTED WITH AN ATTORNEY REGARDING THE EXECUTION OF THIS AGREEMENT. IN ADDITION, THE PARTIES WARRANT THAT THE SETTLEMENT AGREEMENT AND RELEASE CONTAINS THE ENTIRE AGREEMENT BETWEEN TIM PARTIES HERETO AND NO PROMISE, INDUCEMENT OR AGREEMENT NOT EXPRESSLY CONTAINED HEREIN HAS BEEN MADE.

IN WITNESS WHEREOF, the parties have entered into this Settlement Agreement as of the date first above written.

Daniel Jochnowitz

Dated: 9/15/03
Daniel Jochnowitz

ZiLOG, Inc.

Dated: 9/15/03
Chief Financial Officer